Exhibit 10.2

Anjali Sud
Chief Executive Officer April 2, 2022
By email

Gillian Munson [*]
[*]
Re: Offer of Employment
Dear Gillian,

We are excited to offer you a senior leadership position at Vimeo, Inc. ("Vimeo," "Company" or "we"). This letter is to confirm the terms of your employment.

POSITION: Your title will be Chief Financial Officer. You will report to the CEO. You will be employed remotely in the United States. 1 Your start date is April 4, 2022, provided that you and Company may mutually agree to an earlier start date. You will receive information regarding your new hire orientation via email.
DUTIES: During your employment, you will devote your full business time, attention, and energies to the performance of such duties as Company assigns to you commensurate with your position.2 You will be directly responsible to such person(s) as Company may designate from time to time, and it will be your responsibility to keep such person(s) timely informed of your progress with respect to your duties hereunder. You will be expected to work longer hours if required.
COMPENSATION: Your base salary will be $400,000 per year, payable bi-weekly (or, if different, in accordance with Company's payroll practice as in effect from time to time).

You will be eligible for a discretionary annual bonus. Your bonus target is 80% of your base salary. Any bonus is discretionary and will be determined by the Compensation and Human Capital Management Committee (the "Committee") of the Company's Board of Directors based upon Company's performance overall and your own performance. Bonuses are paid in the first quarter of the year following the

1 [*]. In order to protect the safety of our employees, Vimeo requires proof of COVID-19 vaccination for all employees intending to work from or visit a U.S. office (currently, NYC and Boston). Vimeo employees who are permanently remote do not need to provide proof of vaccination at this time unless they will be visiting a U.S. office.

2 Company acknowledges that you are a member of the Board of Directors of Duolingo, Inc. and Phreesia, Inc. and that you will continue in those roles.

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measurement year (e.g., 2022's bonus will be paid in Ql 2023). Your first year's bonus will be prorated based upon the number of days you work for the Company in 2022.

DEDUCTIONS: Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.
EQUITY: Subject to approval by the Committee, following your start date, you will be awarded 827,802 Vimeo restricted stock units ("RSUs"). The RSUs will vest in three (3) equal installments on an annual basis; vesting will commence on your start date. Your RSU award will be set forth in an award notice in the form of Schedule A hereto. Once granted the RSU award be governed exclusively by the award notice and the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (the "Plan"), and not this offer letter. Except as set forth in your award notice or the Plan, be entitled to each tranche of your Award, you have been continuously employed by Company (or one of its subsidiaries) through its respective vesting date.

SEVERANCE: If your employment is terminated by Company without Cause at any time or by you for Good Reason (as those two terms are defined in Schedule B) during your employment, you will receive severance equal to (A) at least twelve (12) months of your then-current salary, and (B) health benefits coverage for twelve (12) months or, at Company's option, COBRA coverage for the same period,provided, however, that no compensation will be paid if you do not use all or part of such benefits (e.g., in the event you find another position). Company, at its option, may provide severance through salary continuance or through a lump sum amount or a combination of both. To be entitled to any severance hereunder, you must
(a)execute Company's standard severance agreement; and (b) if Company so requests, continue working for up to four (4) weeks after the notice by Company of your termination to ensure an orderly transition, provided that any additional service period shall not reduce the severance amount.

BENEFITS: You will be eligible for coverage under Company's then-current healthcare and insurance plans beginning on your start date. You will be automatically enrolled in the 40l(k) Retirement Plan approximately 45 days following your start date at a 10% pre-tax deferral rate unless you make an election or opt out of the plan beforehand. You may change the paycheck deduction rate at any time on a prospective basis.

For a full description of the benefits that we offer, including our paid time off policies, please see the Benefits and Perks overview (provided separately). All benefits are governed exclusively by the terms and conditions of their applicable plans or policies.
CODE OF CONDUCT: During your employment, you must comply with Vimeo's Code ofConduct3 and other policies and procedures as they may exist from time to time.
RESTRICTIVE COVENANTS: You will comply with the restrictive covenants set forth in Schedule C hereto.

CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION
AGREEMENT: You will execute Company's standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement (attached) upon or before commencing employment.
LEGAL COMPLIANCE: You represent and warrant that you are able to work for Company and will not be breaching any law by doing so.

3 Available at https://investors.vimeo.com/static-files/51fd1f5a-9ffc-402a-bedb-cf35308c0af3.

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MISCELLANEOUS: This offer letter shall be governed by the law of the State of New York without regard to principles of conflicts of law. This offer letter supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment.
AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an "at will" basis, and nothing contained herein shall be construed as establishing a contract of employment between Company and you.
BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising from any breach of the Employee Confidentiality, Intellectual Property, and non-Solicitation Agreement or a claim by you of sexual assault or harassment, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules.4
Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in New York County, New York. If in New York state court, the lawsuit shall be maintained in the Commercial Division of the New York Supreme Court for New York County. In all lawsuits, you and Company waive the right to a trial by jury.
* * *
Please acknowledge your acceptance of these terms by signing where indicated below. If you have any questions at all, please feel free to contact me directly.

Gillian, we look forward to working with you and we are confident that your career with us will be rewarding.

Sincerely,

/s/ Anjali Sud

Anjali Sud, CEO Vimeo, Inc.

I agree and accept the terms of this employment offer:

Signature:    /s/ Gillian Munson    Date:    April 2, 2022

4 Available at https://www.adr.org/sites/default/files/EmploymentRules Web 2.pdf.

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Schedule A Template
RSU Award Notice

NOTICE OF AWARD OF RESTRICTED STOCK UNITS
Granted under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan

This Notice of Award of Restricted Stock Units ("Award Notice") sets forth an award of restricted stock units ("RSUs") relating to shares of Common Stock of Vimeo, Inc. ("Vimeo" or "Company") to the award recipient named below ("you," "your" or "award recipient") and is subject to the terms and conditions of the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (the "Plan"). Except as set forth herein, capitalized terms used herein have the meanings set forth in the Plan.

Award Recipient:	Gillian Munson
RSU Award:	827,802 RSUs relating to shares of Common Stock of Vimeo (the "Award").
Award Type:	Three-Year Award with annual cliff vesting
Award Date:	April 4, 2022
Vesting Start Date:	April 4, 2022
Vesting Schedule:
Except as set forth below, subject to your continued employment with Vimeo or one of its subsidiaries, your RSUs shall vest as follows:
April 4, 2023: one-third vests
April 4, 2024: one-third vests
April 4, 2025: one-third vests

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Impact of a Termination of Employment:
General: Except as set forth in this section, unvested Awards shall be immediately forfeited upon your Termination of Employment.
Termination for Employment: In the event of your Termination of Employment without Cause or for Good Reason, your next tranche of unvested RSUs shall become fully vested as of the date of such Termination of Employment.
Termination following Change of Control: In the event of your Termination of Employment without Cause or for Good Reason within the two-year period following a Change of Control ofVimeo, all unvested RSUs held by you shall become fully vested as of the date of such Termination of Employment.
For the purpose of this award of RSUs, the terms "Cause" and "Good Reason" shall have the meanings set forth in Schedule B to your offer letter dated April 2, 2022 and such definitions shall replace the definitions of the same terms in the Plan.

Forfeiture of vested RSUs:
As set forth in more detail in Section 5(c)(iii) of the Plan (but using the definition of Cause as set forth herein), vested RSUs are subject to forfeiture upon a termination for Cause for an event or circumstance that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to Vimeo.

Form of Payout/ Settlement:	Vested RSUs will be paid/settled in the form of shares ofVimeo common stock.
Dividend Rights:
No cash dividends will be paid on RSUs or on the shares of Vimeo common stock underlying the RSUs. Stock dividends, distributions and extraordinary, significant non-recurring cash dividends may result in an adjustment to the number ofRSUs, as determined by the Committee.

Transferability:	Except as set forth in the Plan, your RSUs are not transferable.
No Contract of Employment:	This Award Notice does not create a contract of employment and shall not modify your employment relationship with Vimeo (or any subsidiary thereof).
Plan:	You may obtain a copy of the Plan by logging into your Morgan Stanley StockPlan Connect account or by emailing equity@vimeo.com.

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Schedule B

Definitions of Cause and Good Reason

"Cause" means (A) your willful or gross neglect of your material employment duties (other than a failure arising from your Disability (as defined in the Vimeo, Inc. 2021 Stock and Annual Incentive Plan) which causes material financial harm to the Company; (B) your plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; (C) your material breach of a fiduciary duty (under Delaware law and as interpreted by the Delaware courts) owed to the Company or any of its subsidiaries; (D) your material breach of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its subsidiaries pursuant to written agreements; or (E) a material violation of any of the Company's "Core Policies," including its insider trading and harassment policies; provided, however, that as to (A), (C), (D), and (E), the Company must provide detailed written notice to you of the alleged events constituting Cause within 90 days of the Company's knowledge of the initial existence of such condition and you shall have 30 days following receipt of such written notice during which you may remedy the condition (the "Cause Cure Period"), further provided that a Cause Cure Period shall apply only if the violation is by its nature curable. In the event that you fail to remedy the condition constituting Cause during the Cause Cure Period, the Company must terminate employment within 30 days after the Cause Cure Period for such termination to constitute a termination for Cause.

"Good Reason" means the occurrence of any of the following conditions without your consent: (A) a material diminution of your base salary; (B) the requirement that you relocate more than 50 miles from your designated work location; or (C) a material and adverse diminution of the nature and scope of your job duties, or title, including without limitation reporting to anyone other than the Chief Executive Officer; provided, however, you must provide detailed written notice to the Company of the alleged events constituting Good Reason within 90 days of your knowledge of the initial existence of such condition and the Company shall have 30 days following receipt of such written notice during which it may remedy the condition (the "Good Reason Cure Period"),further provided that a Good Reason Cure Period shall apply only if the violation is by its nature curable. In the event that the Company fails to remedy the condition constituting Good Reason during the Good Reason Cure Period, you must terminate employment within 30 days after the Good Reason Cure Period for such termination to constitute a termination for Good Reason.

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Schedule C Restrictive Covenants
In consideration of the cash compensation, equity, and other benefits promised by Company in the foregoing offer letter, Gillian Munson ("Executive") agrees to comply with the covenants set forth below.

1.ACKNOWLEDGEMENT. Executive will be CFO of Vimeo. By virtue of that role, Executive will have access to and possess trade secrets and other non-public information about the Company and its operations ("Confidential Information") including but not limited to:

Company's finances and finance systems Company's business strategy and plans Company's product roadmap
Company's M&A strategy Company employees
Customers and business partners of Company

Executive recognizes that such Confidential Information is of substantial value to the Company m developing its businesses and in securing and retaining customers.

2.RESTRICTED PERIOD. The "Restricted Period" means the period of Executive's employment at Company plus a period of twelve (12) months thereafter. Executive agrees that this period is fair and reasonable given the nature of Executive's role, and the amount and nature of the Confidential Information that Executive will have access to.

3.TERRITORY. The covenants herein apply worldwide. Because Company operates a global business and because its competitors operate globally, Executive agrees that this territory is fair and reasonable.

4.NON-COMPETITION. (a) Executive hereby agrees and covenants that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

(b)A "Competitive Activity" means any business or other endeavor whose primary business model involves the hosting, distribution, or creation of video content using software-based online means, regardless of monetization model, distribution method, or target market.

(c)Executive shall be considered to have become "associated with a Competitive Activity" if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual or entity that is engaged in a Competitive Activity.

(d)Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.

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5.NON-SOLICITATION OF EMPLOYEES. Executive agrees that, during the Restricted Period, Executive will not, without Company's prior written consent, hire or directly or indirectly solicit or recruit any employee of the Company (or a subsidiary thereof) with whom Executive has had direct contact during Executive's employment, in each case, for the purpose of being employed by Executive or by any individual or entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information about employees of the Company (or a subsidiary thereof) to any other person except within the scope of Executive's duties hereunder.

6.NON-SOLICITATION OF CUSTOMERS AND BUSINESS PARTNERS. During the Restricted Period, Executive shall not, without the prior written consent of the Company, persuade or encourage any customers or business partners of the Company (or a subsidiary thereof) with whom Executive has direct contact during Executive's employment, in each case, to cease doing business with the Company (or a subsidiary thereof) or to enter into any transaction with Executive or Executive's new employer or affiliates.

7.GENERAL TERMS.

(a)ENTIRE AGREEMENT. The offer letter and this Schedule shall be read together as a whole agreement (collectively, the "Agreement"). This Agreement constitutes the entire agreement between the parties and it supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. To the extent that the Employee Confidentiality and Intellectual Property Agreement contains any non-solicit provisions, the non solicit provisions of this Agreement shall prevail.

(b)SURVIVAL. The restrictive covenants contained herein shall survive the termination or expiration of Executive's employment for the periods set forth herein.

(c)SEVERABILITY. In the event that a court of competent jurisdiction determines that any provision of this Schedule is unreasonable or otherwise in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Schedule that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Schedule shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Schedule.

(d). WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Schedule shall not be modified in any respect except by a writing executed by each party hereto.

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